Exhibit 99.2

PRESS RELEASE

Synthesis Energy Systems Announces Intention to Form

China Business Platform

HOUSTON, TEXAS — April 3, 2012 — Synthesis Energy Systems, Inc. (Nasdaq: SYMX) (“SES”) today announced that it has decided to create a new China business platform focused on generating revenues and earnings via sales of high margin technology and equipment packages into a broad range of industry verticals including steel, coal to chemicals and coal to fuels, as well as the production of synthetic natural gas, a competitive energy source relative to LNG. The new China platform will also pursue the establishment of the first commercial scale renewable biomass to power/fuels facility of its kind in China where technology product packages can be sold in China and to western countries. SES believes that these industry verticals will benefit from its U-GAS® gasification technology, which enables companies to reduce costs through the use of low cost feed-stocks and to deliver clean energy or chemical products.

In addition to providing these high value product packages, the China platform will work to ensure these new efforts are sufficiently capitalized to rapidly deploy the growth plans, ideally without dilution to the SES parent company.

To assist with the development of its China initiative, SES has hired Roth Capital Partners. Roth Capital Partners, a Newport Beach, California-based investment banking firm with a Shanghai Representative Office and an office in Hong Kong, has extensive experience working with companies operating in China. As part of this effort, Roth will work with several parties that have already indicated interest in partnering with the new China platform. Roth will also work with the China platform to develop a strategy to separately list the platform in the future.

ZJX and its principals have also indicated their strong support for the new China platform and their interest in identifying opportunities to bring to the platform to rapidly enhance its value.

Robert Rigdon, CEO of SES, commented, “Our enthusiasm over our Company’s prospects in China has never been greater. We believe our new China platform will enable us to grow more quickly in China and to generate revenues and earnings. Separately, I am pleased to report that our joint venture project in Yima City, is expected to become operational during the third quarter of this year. Recently, Lorenzo Lamadrid, Chairman of the Board of SES, and senior executives of Yima Coal Industrial Group Co., Ltd. (“Yima”) toured the site at Yima City. Following the tour, they expressed strong and enthusiastic support for the success of the joint cooperation on this important project, including the planned second project at that location, as well as Yima’s planned major projects in Xinjiang and Inner Mongolia.”

About Synthesis Energy Systems, Inc.

SES provides technology, equipment and engineering services for the conversion of low rank, low cost coal and biomass feedstocks into energy and chemical products. Its strategy is to create value through providing technology and equipment in regions where low rank coals and biomass feedstocks can be profitably converted into high value products through its proprietary U-GAS® fluidized bed gasification technology, which SES licenses from the Gas Technology

Institute. U-GAS® gasifies coal cost effectively, without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by the ability of SES to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) the ability of SES to operate efficiently on a smaller scale, which enables the construction of plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas, and Shanghai, China. For more information on SES and SRS, visit www.synthesisenergy.com or call (713) 579-0600.

SES Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the early stage of development of SES, its estimate of the sufficiency of existing capital sources, its ability to successfully develop its licensing business, its ability to raise additional capital to fund cash requirements for future investments and operations, its ability to reduce operating costs, the limited history and viability of its technology, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries and its ability to diversify, its ability, to complete the restructuring the ZZ Joint Venture, its ability to obtain the necessary approvals and permits for its future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project, the sufficiency of internal controls and procedures and the ability of SES to grow its business as a result of ZJX/China Energy transaction, the proposed China and India initiatives, as well as its joint venture with Midas Resource Partners. Although SES believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Important Notice from SES

In connection with the proposed ZJX/China Energy transaction, SES has filed a preliminary proxy statement, and intends to file a definitive proxy statement, with the SEC and intends to mail the definitive proxy statement to the stockholders of SES. SES and its directors and officers may be deemed to be participants in the solicitation of proxies from the stockholders of SES in connection with the transaction. Information about the transaction is set forth in the preliminary proxy statement filed, and will be set forth in the definitive proxy statement to be filed by SES with the SEC.

You may obtain the preliminary statement and, when available, the definitive proxy statement, for free by visiting EDGAR on the SEC website at www.sec.gov. Investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.

Contact:

Synthesis Energy Systems, Inc.	MBS Value Partners, LLC
Kevin Kelly	Matthew D. Haines
Chief Accounting Officer	Managing Director
(713) 579-0600	(212) 710-9686
Kevin.Kelly@synthesisenergy.com	Matt.Haines@mbsvalue.com